Exhibit 10.39
Contract Serial Number: H Diao Du 091 [2006] No.0338
GRID CONNECTION AND
DISPATCHING AGREEMENT
FOR
SANMING ZHONGYIN BANZHU
HYDROELECTIRC
CO., LTD.
Fujian Province Sanming Power Industry Bureau
sanming Zhongyin Banzhu Hydroelectric Co., Ltd.
September 2006

(Agreement Serial Number:     )
GRID CONNECTION AND DISPATCHING AGREEMENT
This Grid Connection and Dispatching Agreement (hereinafter referred to as this “Agreement”) is executed by and between the following two Parties:
Party A: Fujian Province Sanming Power Industry Bureau, a local power grid operation enterprise registered with the Administration Authority for Industry and Commerce, with the tax registration number of 35040215558376, the registered address at No.1032, Liedong Street, Sanming City, Fujian Province, and Post Code of 365000, the legal representative of which is Cai Hong Xian.
Party B: Sanming Zhongyin Banzhu Hydroelectric Co., Ltd., a power generation enterprise with the status of legal entity, registered with the Administration for Industry and Commerce of Sanming City, Fujian Province, with the registration number of Qi Zuo Ming Zong Fu Zi No.000597, the registered address at Building 160, Qianlong New Village, Xinshi North Road, Sanming City, and Post Code of 365000, the legal representative of which is Yao Zheng Xiang.
WHEREAS:
Party B constructs, owns, operates and manages the Banzhu Hydropower Station (hereinafter referred to as the “Power Plant”) with a total installed capacity of 45MW in Sanming City, and agrees to connect the Power Plant to Party A’s grid for operation in accordance with the provisions hereof and accept the dispatching management conducted by the dispatching agency of Party A within its functional area.
In order to ensure the safety, high quality and economic operation of the electric power system, regulate the dispatching of power grid and grid-connected operations, and protect the lawful rights and interests of the two parties to this Agreement (hereinafter collectively referred to as Both “Parties” as well as individually as a “Party”), on the principle of equality, willingness and good faith, both Parties hereto have entered into this Agreement through consultations in accordance with the Electric Power Law of the People’s Republic of China, the Contract Law of the People’s Republic of China, the Administration Regulations on the Dispatching of Power Grids and other relevant laws and regulations of the People’s Republic of China.
CHAPTER I DEFINITIONS AND INTERPRETATIONS
1.1	Unless otherwise required by the context, the following terms used in this Agreement shall have the meanings set forth as follows:
1.1.1	“Fujian Power Dispatching (Trading) Center” (“Provincial Dispatching” for abbreviation) refers to the agency in charge of the organization, direction and coordination of the operation of the electric power system of Fujian Province pursuant to laws.

1.1.2	“Sanming Local Dispatching Agency” (“Local Dispatching” for abbreviation) refers to the Power Dispatching Station of Sanming City in charge of the organization, direction and coordination of the operation of the electric power system of Sanming area pursuant to laws.

1.1.3	“Power Plant” refers to the power generation facility with all its auxiliary facilities stretching to the property demarcation point with the total installed capacity of 45 MW (including three (3) generator units, namely, No. 1 generator unit with a installed capacity of 15 MW, No. 2 generator unit with a installed capacity of 15 MW and No. 3 generator unit with a installed capacity of 15 MW, the detailed technical parameters please refer to Appendix II hereto), which is constructed, owned, managed and operated by Party B and located at Banzhu, Meilie District.

1.1.4	“Connection Points” refer to the interconnection points between the Power Plant and the power grid.

1.1.5	“Connection Form” refers to one systematic connection form between the Power Plant (generator units) and the power grid.

1.1.6	“AGC” refers to the Automatic Generation Control.

1.1.7	“AVC” refers to Automatic Voltage Control.

1.1.8	“RTU” refers to Remote Terminal Unit.

1.1.9	“Disconnection” insofar as this Agreement is concerned, specially refers to the electric interruption of the connection between the power grid and the power generation equipments which are interconnected to the power grid for operation.

1.1.10	“Special Operation Mode” refers to the operation arrangement for the abnormal line connection mode of the Power Plant or the power grid, which is different from the normal line connection mode, as a result of certain demand.

1.1.11	“Unit Available Capacity” refers to the output of the generator units modified at any time due to the restrictions of the equipment conditions (including the restrictions of water condition, shipping and etc. on the output of the generator units).

1.1.12	“Planned Outage” refers to the status of the units of the Power Plant during the planned overhaul and reserve periods, including the general overhaul, the maintenance, the planned overhaul for general service system, and the holiday repairing, the elimination of defects during off-peak period, the shutdown reserve, and etc. which are required by Sanming Local Dispatching Agency.

1.1.13	“Unplanned Outage” refers to the unavailable status of the units of Power Plant other than Planned Outage. Based on the outage urgency, the Unplanned Outage can be classified into five categories: (1) immediate outage; (2) the outage which could be delayed for a short while but the units must exit within six hours; (3) the outage which could be postponed over six hours but the units must exit within seventy-two hours; (4) the outage which could be deferred over seventy-two hours but the units must exit before the next Planned Outage; and (5) the prolonged outage which is beyond the period of the Planned Outage.

1.1.14	“Forced Outage” refers to the categories 1, 2 and 3 of the Unplanned Outage set forth in 1.1.13.

1.1.15	“Equivalent Unit Derated Hours” refers to the outage hours calculated in accordance with the maximum output on the nameplate, which are converted from the derated output hours.

1.1.16	“Equivalent Unplanned Outage Hours” refers to the sum of the hours for the Unplanned Outage and unplanned Equivalent Unit Derated Hours.

1.1.17	“Daily Generation Dispatching Plan Curve” refers to the curve worked out by Sanming Local Dispatching Agency on a daily basis for the determination of the generation output of the Power Plant for each period of time of the next day in accordance with the daily generation dispatching plan curve for Shaxi river valley released by the Provincial Dispatching.

1.1.18	“Emergencies” refer to the material accidents occurred to the power generation or supply facilities within the power system, including the conditions of the grid frequency or voltage being over the prescribed limit, the loading of the transmission and transformation facilities being over the regulated value, the power value of the main lines being over the specified stability limit, and other operation situations that may threaten the safe operation of the power grid, and cause the breakdown of the power system to the extent of a large area power-cut.

1.1.19	“Dispatching Regulations for Electric Power System” (hereinafter referred to as “Dispatching Regulations” or “Grid Dispatching Regulations”) refers to the regulations formulated in accordance with the Administration Regulations on the Dispatching of Power Grids, the national standards and the electric power industry standards, in order to regulate the power system dispatching and operation activities of the electric power system within the local area. The Dispatching Regulations include the Power System Dispatching Regulations of Fujian Province and the Power System Dispatching Regulations of Sanming District.

1.1.20	“Party A’s Reason” refers to the requirements of Party A or liabilities attributed to Party A, including the liabilities which shall be assumed by Party A for the enlargement of accident due to Party A’s failure to perform relevant national regulations and standards, etc.

1.1.21	“Party B’s Reason” refers to the requirements of Party B or liabilities attributed to Party B, including the liabilities which shall be assumed by Party B for the enlargement of accident due to Party B’s failure to perform relevant national regulations and standards, etc.

1.1.22	“Power Purchase and Sale Contract” refers to the contract entered into by and between Party A and Party B regarding the purchase and sale of the electricity output generated by the Power Plant and other relevant commercial issues.

1.1.23	“Force Majeure” refers to the objective conditions which are unforeseen, unavoidable and insurmountable, including volcano eruptions, tornados, tsunamis, snowstorms, mudslides, landslides, flood, fire, water inflows below the designed standards, and earthquakes, typhoons, thunder and lightening and fog flash, etc. with an intensity over the designed standards, and nuclear radiation, wars, plagues and riots, etc.
1.2	Interpretations
1.2.1	All headings hereof are only for the convenience of reading and shall not affect the interpretations of this Agreement in any way.

1.2.2	The Appendices hereto shall have the same legal effect as the text of this Agreement.

1.2.3	Unless otherwise agreed by both Parties, this Agreement shall be binding on the lawful successors or assignees of any Party.

1.2.4	Unless otherwise required by the context, the year, month and day mentioned in this Agreement shall be the year, month and day in Gregorian calendar.

1.2.5	The words “include” herein shall mean “include without limitation”.

1.2.6	All numbers and durations mentioned in this Agreement shall include the given numbers.
CHAPTER II REPRESENTATIONS OF THE PARTIES
Each Party hereby represents to the other Party that:
2.1	It is an enterprise duly established and validly and legally in existence in accordance with laws, which has the full right to execute and the capability to perform this Agreement.
2.2	All procedures required for the execution and performance of this Agreement (including the procurement of the requisite governmental approvals, business license and power business permit, etc.) have been accomplished legally and validly.
2.3	Upon the execution of this Agreement, no judgment, verdict, award or specific administrative activity has been issued or conducted by any courts, arbitration institutes, administrative authorities or other supervisory bodies that is sufficient to have material adverse effect on its performance of this Agreement.
2.4	All internal authorization procedures required for executing this Agreement have been accomplished and this Agreement is signed by its legal representative or authorized representative. This Agreement shall be binding on both Parties after it comes into effect.
CHAPTER III OBLIGATIONS OF BOTH PARTIES
3.1	Both Parties shall abide by the national laws, regulations, electric power industry standards, and relevant policies, regulations and administrative measures formulated and issued by the power administration authority of the State or Fujian Province with respect to the basic construction, operation, maintenance, dispatching and management.

In addition, both Parties shall abide by the regulations, rules and administrative measures and other regulative document in relation to technology regulations and operation management which are formulated by the grid company of the State or Party A to ensure the safe and stable operation of the power grid, presently those documents mainly include:
(1)	The Power System Dispatching Regulations of Fujian Province and the Power System Dispatching Regulations of Sanming District;

(2)	The Regulations on the Safe and Stable Operation of the Power System of Fujian Province;

(3)	The Regulations on the Management of the Relay Protection and Automatic Safety Devices of the Power System of Fujian Province;

(4)	The Implementation Rules on the Main Points of the Counter-accident Measures for the Relay Protection and Automatic Safety Devices of the Power

System of Fujian Province;

(5)	The Implementation Rules on the Technology Supervision for the Relay Protection and Automatic Safety Devices of the Power System of Fujian Province;

(6)	The Administration Rules on the Setting Calculation of the Relay Protection of the Power System of Fujian Province;

(7)	The Grounding Scheme for the Secondary System of the Relay Protection of the Power System of Fujian Province;

(8)	The Administration Regulations for the Operation of the Power Grid Dispatching Automatization System of Fujian Province;

(9)	Relevant Counter-accident Measures in connection with the Power Grid of Fujian Province Power Co., Ltd.
During the period for the performance of this Agreement, in case of any amendments to the above-mentioned regulations, rules and administrative measures, the amended regulations, rules and administrative measures shall be implemented.
3.2	Unless otherwise expressly provided in this Agreement, the obligations of Party A shall include:
3.2.1	Under the unified direction and coordination of the Provincial Dispatching, Sanming Local Dispatching Agency shall carry out unified dispatching for the grid within its dispatching area, be responsible for the operation and management of the relevant equipments and facilities relating to the power grid within its controlled area to fulfill the requirements for the normal operation of the Power Plant and the power grid.

3.2.2	To strictly abide by the laws, regulations, rules, standards, codes, provisions, administrative measures and etc. provided in the Article 3.1 hereof and carry out the unified dispatching accordingly on the principle of fairness, justice, publicity, economy and reasonableness.

3.2.3	To reasonably arrange the active and reactive outputs of the Power Plant on the basis of the Daily Generation Dispatching Plan Curve of Shaxi water valley released by the Provincial Dispatching and incorporation with the actual operation condition of the power grid under its dispatching;

3.2.4	To carry out unified arrangement for the power generation, frequency modulation, voltage regulation, reserve and etc. of the Power Plant to satisfy the safe and stable operation and qualified power energy of the power grid under its dispatching;

3.2.5	To take measures to prevent the occurrence of accidents which would affect the safety operation of the power system under its dispatching, to carry out special and professional safety inspections concerning the grid safety in coordination with the arrangement of the Provincial Dispatching, and formulate counter-accident measures as required, and carry out the grid-plant unified counter-accident rehearse plan in coordination with the Provincial Dispatching and organize and implement accordingly. In case of the occurrence of any accident that affects the safe and stable operation of the power grid, Party A is entitled to participate in the accident investigation and accident analysis;

3.2.6	To arrange the equipment overhaul of the Power Plant in time according to the Dispatching Regulations and overhaul regulations, and the tendency of the non-emergency defects of the equipment of the Power Plant advanced by Party B, subject to the actual conditions of the operation of the power grid under its dispatching;

3.2.7	To support and coordinate with Party B for the technological improvement and parameters adjustment implemented to certain equipments; to direct and coordinate the dispatching, operation and management of Party B in relation to the grid under the dispatching of Party A; to conduct direction and coordination to the electric equipments, relay protection and automatic safety devices, excitation system and speed governor system, power dispatching communication, dispatching automatization and other relevant specification and business during the operation of the Party B, which are related to the safe operation of the power grid under Party A’s dispatching; and to conduct statistical examination on the equipment operation conditions of the Power Plant in accordance with relevant regulations;

3.2.8	To circulate the defects information of the material equipments of the power grid related to Party B and the power transmission capacity of the channels related to Party B according to relevant regulations in a timely fashion, and disclose the power dispatching information related to Party B twice every year;

3.2.9	To cooperate with Party B in respect of the investigations on accidents.
3.3	Unless otherwise expressly provided in this Agreement, the obligations of Party B shall include:
3.3.1	To obey the unified dispatching of Sanming Local Dispatching Agency, reasonably organize the production of the Power Plant, and strictly abide by the Dispatching Regulations and the dispatching directions.

3.3.2	To work out the field operation regulations in full compliance with the power system regulations and rules of Party A, which shall be revised every four years, and to file the aforesaid regulations with Party A.

3.3.3	According to the requirement of Sanming Local Dispatching Agency, to provide proposals concerning the equipment overhaul plans for the Power Plant, to implement the approved overhaul plans, and organize the overhaul and maintenance work for the equipments.

3.3.4	To timely carry out technological improvements or parameter adjustments for the equipments according to the needs, and file such improvements or adjustments with Party A (in case of involving grid safety, the approval from Party A must be procured).

3.3.5	To take measures to prevent accidents that may affect the operation safety of the electric power system, to cooperate with Party A for the periodic special and professional safety inspections relating to the grid safety, and implement the precaution measures proposed during the inspections; in case of any specific counter-accident measures or other requirements for the electric power system safety issued by Sanming Local Dispatching Agency, to implement and maintain the operations according to such requirements; to file relevant documents of safety measures to Sanming Local Dispatching Agency; and to participate in the joint counter-accident rehearsal organized by Sanming Local Dispatching Agency.

3.3.6	In case of the occurrence of any material defects or hidden dangers of the material equipments of the Power Plant, to settle it in a timely fashion according to the electric power industry standards and Dispatching Regulations, and report the actual conditions to Sanming Local Dispatching Agency; in addition, to notify Sanming Local Dispatching Agency the settlement result upon the completion of such settlement.

3.3.7	To operate in accordance with the daily dispatching plan issued by Sanming Local Dispatching Agency, modulate the frequency and regulate the voltage according to the dispatching direction of Sanming Local Dispatching Agency, participate in the frequency modulation, voltage regulation of the power grid and undertake the basic reserve power volume of the power grid and other basic auxiliary services of the power grid.

3.3.8	To provide Sanming Local Dispatching Agency with the operating conditions of the equipments of the Power Plant and the production information including the water resources, statements and etc. timely and accurately in accordance with requirements indicated in documents issued by Sanming Local Dispatching Agency on the basis of the stipulations provided in Article 3.1 hereof, and ensure the accuracy of the information provided.

3.3.9	To provide a full cooperation and support for the accidents investigations and analysis in which Party A participates.

3.3.10	Within the valid term of this Agreement, in the event that Party A needs to add facilities and equipments within the Power Plant or counter-accident measures and technological improvements, etc. due to the requirements of the safe and stable operation of the power grid or other requirements to the Power Plant, to take charge of the implementation and operation maintenance and bear the corresponding fees and costs in accordance with the requirement advanced by Sanming Local Dispatching Agency.

3.3.11	To participate in the professional conferences, counter-accident rehearsal and technology training organized by Sanming Local Dispatching Agency; and to accept the centralized management and supervision in respect of the professional technology, such as operation dispatching, system stability, relay protection, communication, automatization, reservoir dispatching and etc.

3.3.12	To provide training services for the field professional technology to the on-duty staff for the dispatching operation of Party A.
CHAPTER IV CONDITIONS FOR GRID CONNECTION
4.1	The primary and secondary equipments of Party B shall conform to the national standards, the electric power industry standards and other relevant regulations (refer to the counter-accident measures to prevent occurrence of the equipment flashover, electric mis-operation and malfunction or missing operation of relay protection and automatic safety devices, etc.), the equipment setting values have been set as required by the dispatching range division with all conditions available for being connected to the power grid of Party A and accepting the unified dispatching by Sanming Local Dispatching Agency.
4.2	The relay protection and automatic safety devices (including the excitation system and speed governor system) of the Power Plant shall conform to the national standards, the electric power industry standards and other relevant regulations.

4.3	The dispatching automatization facilities of the Power Plant, including the computer monitoring system, power output metering devices and etc., shall conform to the national standards, the electric power industry standards and other relevant regulations.
4.4	The power dispatching communication facilities of the Power Plant shall conform to the national standards, the electric power industry standards and other relevant regulations.
4.5	The electricity energy metering devices of the Power Plant shall be configured according to the Technical Administration Code of Electric Power Metering Devices (DL / T448-2000) and the Power Purchase Contract, and pass the testing and acceptance jointly organized by both Parties.
4.6	According to the requirements of the Regulations on Safe Protection of Computer Monitoring and Control Systems and Dispatching Data Networks of Power Grids and Power Plants (No.30 Decree of the State Economic and Trade Commission) and relevant regulations, the secondary system of the Power Plant have already carried out the safety precaution measures, which have been approved by Sanming Local Dispatching Agency and available for operation.
4.7	All operation and overhaul regulations for the Power Plant have been formulated and relevant management regulations are complete.
4.8	The names and serial numbers for the equipments of the Power Plant shall be indicated in eye-catching places of the corresponding electric equipments in accordance with the names and serial numbers released by Sanming Local Dispatching Agency.

4.9	The on-duty operator of the Power Plant with the authority to take dispatching directions shall, pursuant to the provisions of the Administration Regulations on the Dispatching of Power Grids and other relevant regulations, receive the training organized by the Provincial Dispatching or Local Dispatching, and procure relevant qualification certificates for the positions.
4.10	The primary and secondary equipments of Party B being operated in conjunction with the system of Party A shall conform to the national standards, the electric power industry standards and other relevant regulations.
4.11	Both Parties have worked out relevant counter-accident measures against possible Emergencies after the grid connection of the Power Plant, and such measures shall be filed with Sanming Local Dispatching Agency.
4.12	After the issuance of the rectification opinion letter, Sanming Local Dispatching Agency is entitled to refuse the production of the generator units for operation, which could not reach the conditions for independent operation in safety and the requirements of the dispatching communication and power grid automatization.
CHAPTER V GRID CONNECTION APPLICATION AND ACCEPTANCE
(OMITTED)

CHAPTER VI GRID CONNECTION AND DISPATCHING DURING THE
COMMISSIONING PERIOD
(OMITTED)
CHAPTER VII OPERATION UNDER DISPATCHING
7.1	During the operation period, the on-duty operators of the Power Plant shall strictly follow the dispatching directions given by the on-duty dispatchers of Sanming Local Dispatching Agency.
7.1.1	The Power Plant must implement the dispatching directions released by the Sanming Local Dispatching Agency in a prompt and accurate manner, and shall not refuse or delay such implementation with any excuse. In case that the implementation of the dispatching direction may endanger the personnel or equipments, the on-duty operators of the Power Plant shall immediately report to the on-duty dispatchers of Sanming Local Dispatching Agency with the reasons, and the on-duty dispatchers of Sanming Local Dispatching Agency shall be entitled to determine whether to continue such implementation or not.

7.1.2	As for those equipments within the scope of direct dispatching by Sanming Local Dispatching Agency, the Power Plant must strictly follow the relevant operation rules of dispatching and carry out operations according to the dispatching directions, and take the responsibility for the accuracy and timeliness of the dispatching direction implementation; shall accurately report the field conditions and answer the inquiries from the on-duty dispatchers of Sanming Local Dispatching Agency. The on-duty staff of the Power Plant shall not operate the above-mentioned equipments without any dispatching direction. Only in case of any conditions endangering the safety of the personnel and equipments according to the field regulations, the on-duty staff may settle it in advance according to relevant regulations, and shall report to the dispatcher of Sanming Local Dispatching Agency after the completion of such settlement.

7.1.3	As for those equipments within the permitted range of Sanming Local Dispatching Agency, the on-duty operators of the Power Plant shall make a report to the on-duty dispatchers of Sanming Local Dispatching Agency prior to the operations, and operates such equipments upon the procurement of the approval according to the Dispatching Regulations and the field operation regulations of the Power Plant.

7.1.4	The Power Plant shall ensure the attendance of certain staff with the authority to take the dispatching directions in central control room at any time applicable for the communication with the on-duty dispatcher of Sanming Local Dispatching Agency, and the receiving of the dispatching directions released by Sanming Local Dispatching Agency.
7.2	Sanming Local Dispatching Agency shall reasonably arrange the Daily Generation Dispatching Plan Curve of the Power Plant according to the daily generation dispatching plan curve of Shaxi water valley released by the Provincial Dispatching. During the normal operation, the on-duty dispatcher of Sanming Local Dispatching Agency is entitled to make appropriate adjustment to the Daily Generation Dispatching Plan Curve according to the actual operation conditions, and such adjustment shall be notified to the on-duty operators of the Power Plant five (5) minutes in advance.
7.3	In case of any abnormal condition for the operation of the equipments of the Power Plant, the Power Plant may, according to the regulations of the Dispatching Regulations, submit the overhaul application to Sanming Local Dispatching Agency in advance. Sanming Local Dispatching Agency may, according to the stipulations of the Dispatching Regulations and the actual conditions of the power grid, approve such overhaul application in advance upon going through relevant provided procedures and adjust the corresponding plans accordingly. In the event that the equipments need emergent outage, Sanming Local Dispatching shall make timely response considering the actual conditions. The Power Plant shall implement according to the final approval of Sanming Local Dispatching Agency, and in case of any requirements of the grid operation, Sanming Local Dispatching Agency cannot arrange the applied overhaul promptly, both Parties shall make a consultation for accident precaution measures and accident settlement procedures in accordance with the provisions of the Dispatching Regulations.
7.4	Sanming Local Dispatching Agency shall, on the principle that the generator units on the same grid, of the same type, with the same technical conditions and the same water valley, shall be modulated to a basically same extent, with the consideration of the power grid structure, the requirement of the power grid operation, and the electric technical conditions of the Power Plant, arrange the Power Plant to be involved in the peak regulation, frequency modulation, voltage regulation and reserve operation of the electric power system in a safe, high quality and economic manner.
7.4.1	Peak Regulation

The Power Plant shall participate in the peak regulation of the electric power system in accordance with relevant national regulation, standards and the capacity of the generator units. The amplitude of such peak regulation shall reach the relevant national regulations and standards.

7.4.2	Frequency Modulation
(1)	Sanming Local Dispatching Agency may arrange the Power Plant to be the frequency modulation plant for the power grid of the local district in accordance with the actual conditions of the power grid in Sanming district, and the Power Plant must carry out the frequency modulation according to the dispatching directions and maintain the power frequency being within the provided range in the Dispatching Regulations.

(2)	The Power Plant shall participate in the frequency modulation work of the electric power system pursuant to the requirements of the Dispatching Regulations, and fulfill corresponding obligations.

(3)	Upon the on-grid connection of the generator units, the automatic speed governor system of the Power Plant must be put into operation; in case of any occurrence of the failure or abnormal conditions to the automatic speed governor system of the Power Plant, the staff of the Power Plant shall notice Sanming Local Dispatching Agency immediately and resolve such defaults as soon as possible.
7.4.3	Voltage Regulation
(1)	The voltage of the 110kv busbar of the Power Plant shall be the examination point for the voltage of the power grid, which shall be operated within the upper and lower limits of the voltage curve in the monthly plan released by Sanming Local Dispatching Agency to ensure the monthly qualification rate of the voltage of the examination point being 100%.

(2)	In the event that during the operation, the generator units lose the reactive regulation capability (or reach the operational limit), or the voltage of the examination point deviates from the qualification range of voltage, the Power Plant shall notice Sanming Local Dispatching Agency immediately, and the dispatcher of Sanming Local Dispatching Agency shall take corresponding measures to control the voltage at the examination point being within the qualification range. In case of any requirements for the reactive optimization of the power grid of Sanming district, the Power Plant shall carry out the regulations pursuant to the reactive load released by Sanming Local Dispatching Agency provided that the voltage at the examination point of the Power Point could be ensured to be within the qualified range.
7.4.4	Reserve Operation

In case of any requirement of Sanming Local Dispatching Agency, the Power Plant shall reserve certain capacity. If the reserved capacity could not satisfy the requirement of Sanming Local Dispatching Agency, the Power Plant shall report to the on-duty dispatcher of Sanming Local Dispatching Agency immediately.

7.4.5	After the on-grid operation of the generators, unless the Power Plant’s Staff take rectification measures according to the dispatching direction of Sanming Local Dispatching Agency, the automatic excitation system of the Power Plant must be put into operation; in case of any failure or default to the automatic excitation system of the Power Plant, the staff of the Power Plant shall immediately notice Sanming Local Dispatching Agency, and resolve the defaults as soon as possible; and if necessary, the generator could be disconnected from the grid until such defaults get resolved.
7.5	In case of any Special Operation Mode of Party A due to the equipment upgrading or transformation which may affect the normal operation of the Power Plant, Sanming Local Dispatching Agency shall notify the Power Plant of relevant plans two (2) days in advance and implement the plan determined through consultation.
7.6	In case of any Special Operation Mode of Party B due to the equipment upgrading or transformation which may affect the normal operation of the power grid, Party B shall notify Sanming Local Dispatching Agency of relevant amended plans seven (7) days in advance.
7.7	Sanming Local Dispatching Agency shall organize the grid and plants joint meeting with the on-grid power plants once a year, in which Party B shall be invited to participate, for the analysis of the operation conditions of the power grid, anticipation of the system tendency, presentation of the implementations of relevant technical measures for power grid safety, and the consultation for the settlement of major issues concerning the operation of the electric power system. Party B shall participate in such joint meetings, and report the operation conditions of the Power Plant and the implementations of relevant technical measures for the safety of the Power Plant.

7.8	Both Parties shall exchange the name lists of the on-duty staff in written form and notify any alteration thereof promptly.
7.9	The Power Plant shall keep the daily field operation records, recording the actual power produced every hour, the operation conditions of all equipment, and any abnormal condition occurred during the period of planned or unplanned power cut and overhaul, the date and time for each record shall be clearly indicated in the recording book, and such materials shall be provided in time if required by Sanming Local Dispatching Agency. The operation records of the Power Plant shall be kept for record according to the requirements for files management.
7.10	The electric power output metering devices of the Power Plant shall be normally put into operation, and the tele-transmission of the data recorded in the electric power output metering devices of the Power Plant to the electric power output metering system of Party A could be realized; and Sanming Local Dispatching Agency shall considered the power output data collected by the electric power output metering system as the reference for the statistics and power output settlement. In case of any default to the electric power output metering devices of the Power Plant, such condition shall be reported to Party A and the withdrawal application for such default shall be submitted as well. In addition, the Power Plant shall resolve the default as soon as possible.
CHAPTER VIII EQUIPMENT OVERHAUL AND MAINTENANCE
8.1	The annual overhaul plan of the Power Plant shall be submitted according to the relevant regulations of Sanming Local Dispatching Agency, which shall be reported to Sanming Local Dispatching Agency through email before the 15th day of October in each year. Upon the examination and approval of Sanming Local Dispatching Agency, the annual overhaul plans for the equipments within the dispatching area of

Local Dispatching shall be released. The Power Plant shall carry out the preliminary work for the equipment overhaul to ensure the completion of the equipment overhaul plan on schedule.
8.2	The Power Plant shall submit the overhaul plan for the next month to Sanming Local Dispatching Agency through email before the 20th day of each month according to the regulations of Dispatching Regulations. In addition, after the arrangement, Sanming Local Dispatching Agency shall formulate the monthly dispatching plan in light of the released annual overhaul plan and the monthly overhaul plan and the actual operation conditions of the power grid provided by the Power Plant.
8.3	The Power Plant shall arrange the planned overhaul of the equipment according to the schedule of the monthly dispatching plan. The Power Plant shall file an application to Sanming Local Dispatching Agency for any planned equipment overhaul in accordance with the stipulations of the Dispatching Regulations and Sanming Local Dispatching Agency shall reply to such application within the time limit provided in the Dispatching Regulations.
8.4	In case of the requirement of any material testing project after the general overhaul or technological improvement to the equipments of the Power Plant, the Power Plant shall provide Sanming Local Dispatching Agency with the testing plan not less than five (5) days in advance, including the equipment parameters, testing projects and testing procedures, and submit the testing start-up application in advance according to the Dispatching Regulations.
8.5	In case of the requirement of Unplanned Outage or derated output due to the default of the equipments, the Power Plant shall submit the application to Sanming Local Dispatching Agency in advance according to the Dispatching Regulations (excluding urgent accidents). After the approval of such application, Sanming Local Dispatching

Agency shall amend the dispatching plan and arrange the equipment outage or derated output.
8.6	In case of any repeated outage of the main equipments for power transmission and transformation (including the lines, switch, busbar and main transformer) due to the reason of the Power Plant itself, Sanming Local Dispatching Agency shall carry out the annual examination for repeated outage.
CHAPTER IX POWER GENERATION PLAN
9.1	The Power Plant shall strictly abide by the Daily Generation Dispatching Plan Curve (including the curve which is amended by the on-duty dispatcher temporarily) and the dispatching directions released by Sanming Local Dispatching Agency, and modulate the active and reactive outputs of the generator units in a timely fashion and arrange the production operation of the Power Plant.
9.2	Under normal conditions, Sanming Local Dispatching Agency shall arrange the generation plan of the Power Plan for the next day according to the generation dispatching plan curve for the next day of Shaxi water valley released by the Provincial Dispatching and the conditions of the power grid in relation to the safety restrictions and generation output balance.
9.3	In case of any deviation of the water from the upper reaches from the arrangement of the daily generation plan, the Power Plant shall submit the application for the amendment to the daily generation plan more than two hours in advance to Sanming Local Dispatching Agency and implement the amended curve upon the approval of such application.

9.4	In case of any outage or urgent derated output due to the default, the Power Plant shall notify Sanming Local Dispatching Agency the outage and the derated capacity as soon as possible; if such outage or derated output could not recover immediately, application shall be made up as soon as possible and Sanming Local Dispatching Agency may amend the generation plan accordingly.
CHAPTER X RESERVOIR DISPATCHING
10.1	Reservoir Flood Dispatching
10.1.1	The Power Plant shall copy the flood dispatching scheme of the Power Plant, which shall be submitted at the end of March in each year, to Sanming Local Dispatching Agency, then shall submit the approved flood dispatching scheme, flood control plan measures, pre-plan for the control of the flood exceeding the standard to Sanming Local Dispatching Agency for record and filing within ten (10) days commencing from the arrival of such documents. Sanming Local Dispatching Agency carries out the reservoir generation dispatching in accordance with the reservoir flood control dispatching scheme released by the people’s government.

10.1.2	The Power Plant shall make the analysis for the flood dispatching within one (1) week from the leaving of the flood, and copy it to Sanming Local Dispatching Agency when such analysis is submitted to relevant authorities.

10.1.3	The Power Plant shall complete the summary of the annual flood control work within one (1) month after the completion of the flood control, and copy it to Sanming Local Dispatching Agency when such summary is submitted to relevant authorities.

10.1.4	In case of any changes to the anticipated water volume entering into the reservoir, the Power Plant shall report to Sanming Local Dispatching Agency in advance for a timely adjustment of the loading in order to improve the utilization rate of the water energy.
10.2	The Reservoir Dispatching Plan, Statement and Summary
10.2.1	The Reservoir Generation Dispatching Plan
10.2.1.1	The Reservoir Daily Generation Plan.

Before 9:00 of the normal working day, the Power Plant shall submit the anticipated average water volume entering into the reservoir, anticipated generation output and the output of the hydropower station available for dispatching for the next day to Sanming Local Dispatching Agency (and in case of holidays and vacations, such applications for the next three or ten days shall be submitted).

10.2.1.2	The Reservoir Monthly Generation Plan

The Power Plant shall submit the generation plan recommendation for the next month to Sanming Local Dispatching Agency and relevant authorities before the 20th day of each month.

10.2.1.3	The Reservoir Annual Generation Plan

The Power Plant shall submit the control and utilization recommendation of the reservoir for the next year to Sanming Local Dispatching Agency and relevant authorities before the end of October in each year, the main content of which shall include monthly water volume, generation output, controlled water level at the end of each month and other requirements of the departments utilizing the water.
10.2.2	The Monthly Reservoir Dispatching Statement

The Power Plant shall fill out the monthly water and electric power dispatching statements (in accordance with the standard form provided by Sanming Local Dispatching Agency and relevant authorities) prior to the third day of each month and send it to the dispatching and communication center and Sanming Local Dispatching Agency through email, and send the originals by mail.

10.2.3	Relevant Summary for the Reservoir Dispatching
10.2.3.1	The Power Plant shall submit the annual summary for the operation of water automatic monitoring and reporting system to Sanming Local Dispatching Agency before the 10th of October in each year.

10.2.3.2	The Power Plant shall submit the annual reservoir dispatching summary and the operation summary for the water dispatching automatization system of the sub-centre of the Power Plant of the last year to Sanming Local Dispatching Agency before the 10th of January in each year.
10.3	The Water Automatic Monitoring and Reporting System and Water Dispatching Automatization System
10.3.1	In case of any default to the water automatic monitoring and reporting system of the Power Plant and the water dispatching automatization system of the sub-centre of the Power Plant, the Power Plant shall recover such system in time and report to Sanming Local Dispatching Agency, in order to provide services for the improvement of the Power Plant’s economy operation level and the assurance of the flood control for the up and down stream safety of the reservoir through collecting the real-time water and rain conditions of the water valley of the reservoir.

10.3.2	In the event that the overhaul or equipment maintenance of the water automatic monitoring and reporting system of the Power Plant and the water dispatching automatization system of the sub-centre of the Power Plant might cause the outage of the monitoring and reporting system, such overhaul or equipment maintenance shall be approved by Sanming Local Dispatching Agency.

10.3.3	The transformation and upgrading scheme of the water automatic monitoring and reporting system of the Power Plant and the water dispatching automatization system of the sub-centre of the Power Plant must be submitted to the Provincial Dispatching or Sanming Local Dispatching Agency for examination.
10.4	The Liability Affirmation for Breach of Reservoir Dispatching

In case of the occurrence of any of the following events, Party B shall assume the liability of breach in accordance with the provisions of Chapter 16 to Party A:
(1)	The outage which has not been reported to Sanming Local Dispatching Agency in time, due to the occurrence of overhaul or equipment maintenance of the water automatic monitoring and reporting system of the Power Plant and the water dispatching automatization system of the sub-centre of the Power Plant, causes mistaken dispatching of Sanming Local Dispatching Agency;

(2)	The Power Plant has not in time filled out and reported the water and electric power dispatching monthly statement twice within one year;

(3)	Any transformation or upgrading scheme of the water automatic monitoring and reporting system of the Power Plant and the water dispatching automatization system of the sub-centre of the Power Plant has been carried out without the examination and approval of the Provincial Dispatching and Sanming Local Dispatching Agency.
CHAPTER XI RELAY PROTECTION AND AUTOMATIC SAFETY DEVICES
11.1	Party A shall strictly abide by the regulations and rules concerning the design, operation and management of relay protection and automatic safety devices, take charge of the setting calculation and operation of the relay protection and automatic safety devices within the range of its dispatching, and make analysis and valuation for the equipment running conditions for such devices. The setting values for the relay protection and automatic safety devices of the Power Plant within the range under the dispatching of Sanming Local Dispatching Agency shall be released by Sanming Local Dispatching Agency, and setting values of other relay protection and automatic safety devices of the Power Plant could be calculated and set by the Power Plant itself, which shall be filed with Sanming Local Dispatching Agency, however, the setting values for the boundaries shall be examined and approved by Sanming Local Dispatching Agency.
11.2	Party B shall strictly abide by the regulations and rules concerning the design, operation and management of relay protection and automatic safety devices and counter-accident measures of the relay protection, the regulation of Sanming Local Dispatching Agency for the assurance of the safe operation of the power grid, and take charge of operation management of relay protection and automatic safety devices under the dispatching of Sanming Local Dispatching Agency, and conform to the following requirements:
(1)	The calculation of the setting value of the relay protection and automatic safety devices under the ownership of the Power Plant and dispatching of Sanming Local Dispatching Agency shall be carried out by the qualified unit and personnel appointed by the Power Plant, and Party B shall be responsible for the correctness and completeness of the setting values, the letter of which shall be examined by Sanming Local Dispatching Agency.

(2)	Party B shall take responsibility for the field setting of the value, the operation maintenance of the relay protection and automatic safety devices under the ownership of the Power Plant, make the corresponding devices running analysis and valuation and ensure the correctness and completeness of such analysis and valuation.

(3)	Upon the running of the relay protection and automatic safety devices of the Power Plant, Party B shall notice the on-duty dispatcher of Sanming Local Dispatching Agency immediately, make analysis and settlement according to the regulations, the relevant materials of which will be submitted to Sanming Local

Dispatching Agency as required.

(4)	In case of any missing running of or defect to the relay protection and automatic safety devices of the Power Plant, Party B shall immediately report to the on-duty dispatcher of Sanming Local Dispatching Agency, take measures in accordance with the regulations, make analysis and take precaution measures promptly.

(5)	In case of any occurrence of the running of the relay protection and automatic safety devices within the Power Plant in given month, Party B shall submit the operation analysis report for the relay protection (including the line protection, transformer protection, generators protection, busbar protection and etc.) and automatic safety devices to the local team of Sanming Local Dispatching Agency through email two (2) days before next month..
11.3	The technology improvement scheme for any technology improvement to the relay protection and automatic safety devices of the Power Plant’s equipment under the dispatching of Sanming Local Dispatching Agency (including the equipment under the direct dispatching and permitted equipment) must be examined and approved by Party A.
11.4	In case of any trip of the switch of the generator units or lines of Party B due to the relay protection, the Power Plant shall submit the relevant default conditions of the equipments set forth below to Sanming Local Dispatching Agency within twenty four (24) hours, mainly including but not limited to:
(1)	The equipment turning-on condition and the operation mode of the primary equipment during the occurrence of such trip;

(2)	The signal of the visual annuciator in the supervisory control panel and the trip condition of the breaker;

(3)	Signal of face plate for the protection devices;

(4)	The printed report for the default of the microcomputer protection device;

(5)	The default report of the microcomputer default recorder.
11.5	In order to enhance the stability of the electric power system, both Parties shall carry out the equipment renewal and transformation.
(1)	Both Parties shall cooperate with each other to carry out renewal and transformation of the relay protection and automatic safety devices in order to ensure the coordination of the equipment of each Party.

(2)	The improved equipment shall not be put into operation according to the regulated procedures until the completion of the testing acceptance and qualification confirmation.
11.6	Both Parties shall appoint certain staff for the operation maintenance work of the relay protection and automatic safety devices to ensure the normal operation of the relay protection and automatic safety devices.
CHAPTER XII DISPATCHING AUTOMATIZATION
12.1	Party A shall strictly abide by the regulations and rules concerning the design, operation and management of the dispatching automatization system, take charge of the operation and maintenance for the dispatching automatization system at the dispatching end, and conform to the following requirements:
(1)	To supervise the reliable operation of the dispatching automatization system, be responsible for the monitoring of operation condition of the dispatching automatization system and coordinate the major problems arising out of the operation.

(2)	To facilitate the connection of automatization signals of the Power Plant according to the design requirements.

(3)	To make a timely analysis of the reasons for the default of the dispatching automatization system, and take relevant precaution measures.

(4)	To direct and assist Party B in the operation maintenance of the dispatching automatization system, and cooperate with Party B in the investigations of accidents.

(5)	The computer monitoring and control system shall conform to the Regulations on Safe Protection of Computer Monitoring and Control Systems and Dispatching Data Networks of Power Grids and Power Plants (No.30 Decree issued by the State Economic and Trade Commission).
12.2	Party B shall strictly abide by the regulations and rules concerning the design, operation and management of the dispatching automatization system, and the relevant regulations formulated by Sanming Local Dispatching Agency, take charge of operation and maintenance for the dispatching automation system at the Power Plant end, and conform to the following requirements:
(1)	The tele-control data and the electric energy metering data of the monitoring and control system, electric power collection and transmission measures of the Power Plant shall be transmitted to the dispatching automation system and the electric energy metering system of Sanming Local Dispatching Agency according to the transmission regulations and agreements in line with the national standards or industry standards. The electric energy metering system shall pass the testing by a qualified testing agency approved by both Parties, so as to ensure the accuracy of data transmission. The quantity and accuracy of the real time messages concerning the operation equipments of the Power Plant shall satisfy the relevant regulations of the State and the operation requirements of Sanming Local Dispatching Agency.

(2)	To make a timely analysis of the reasons for the default of the dispatching automatization system under the dispatching of Local Dispatching, and take relevant precaution measures.

(3)	To assist Party A in the operation maintenance of the dispatching automatization system, and cooperate with Party A in the investigations on accidents.

(4)	The computer monitoring and control system shall conform to the Regulations on Safe Protection of Computer Monitoring and Control Systems and Dispatching Data Networks of Power Grids and Power Plants (No.30 Decree issued by the State Economic and Trade Commission); to assure the effective quarantine for the computer monitoring and controlling system of the Power Plant from the information management system and office automatization system, and the physical quarantine of the dispatching specified data net from the comprehensive information net and outer internet.
12.3	Both Parties shall operate and maintain the automatization equipments in accordance with the Dispatching Regulations and relevant regulations concerning the dispatching automatization system, and shall not withdraw or shut down the equipments at random.
12.4	In case of any technology improvement to the equipment, which is within the range under the dispatching control of Sanming Local Dispatching Agency (including the equipment within the direct dispatching range and permitted equipment), dispatching automatization and electric power communication equipment of the Power Plant, the design of such technology improvement must pass the examination organized by Sanming Local Dispatching Agency.
12.5	In case of any biding for grid connection of the power generation party as required by the national polices or governmental regulations, the Power Plant shall establish and utilize relevant technology support system according to relevant regulations, which is ready for effective communication with relevant system of Sanming Local

Dispatching Agency.
12.6	Both Parties shall appoint certain staff for operation maintenance of the dispatching automatization system to ensure the normal operation of the dispatching automatization system.
12.7	Party B shall establish its corresponding computer data net in light of the requirements of the dispatching production control and production management, and connect such net with dispatching data special net and dispatching information net respectively.
CHAPTER XIII DISPATCHING COMMUNICATION
13.1	Party A shall strictly abide by the regulations and rules concerning the design, operation and management of the dispatching communication system, take charge of the operation and maintenance for the dispatching communication system at the dispatching end, and conform to the following requirements:
(1)	To supervise the reliable operation of the dispatching communication system, be responsible for the monitoring of operation condition of the dispatching communication system and dispatching command, and coordinate the major problems arising out of the operation.

(2)	To take charge of the operation maintenance of the communication equipments and communication lines at the dispatching end and assure their reliable operation.

(3)	To make a timely analysis of the reasons of the default of the dispatching communication system, and take relevant precaution measures.

(4)	To direct and assist Party B in the operation maintenance of the dispatching communication system, and cooperate with Party B in the investigations on accidents.
13.2	Party B shall strictly abide by the regulations and rules concerning the design, operation and management of the dispatching communication system, take charge of the operation maintenance for the dispatching communication system at the Power Plant end, and conform to the following requirements:
(1)	To take charge of the operation and maintenance of the dispatching communication system at the Power Plant end and ensure the reliable operation.

(2)	To make a timely analysis of the reasons of the default of the dispatching communication system, and take relevant precaution measures.

(3)	To assist Party A in the operation maintenance of the dispatching communication system, and cooperate with Party A in the investigations on accidents.
13.3	The model selections and configurations for the communication equipments of Party B which will be connected to the power communication network of Party A shall be compatible and consistent with each other.
13.4	In order to assure the reliability of the information transmission, the interconnected transmission net of both Parties shall be equipped with two different and independent communication transmission routes (physical media) to ensure the specified dispatching and the transmission channel for the automatization system, relay protection and automatic safety devices.
13.5	As required by the business of the power grid production, both Parties shall be equipped accordingly with the complete connection and auxiliary facilities, etc. for the systems in relation to data exchange, dispatching and executive exchange, communication monitoring and controlling, and other communication system.

13.6	In order to ensure the influent connection of the communication net, the parameters of the communication equipment of Party B, including the frequency requirements (which refer to the carrier wave of the electric power lines and wireless frequencies), which is connected to the electric power communication net of Party A, shall be approved by Party A in writing.

13.7	The overhaul and outage (retirement ) of the system equipment of the power plant or hydropower station, which is connected to the provincial electric power communication interconnection net, shall comply with the management regulation and examination and approval procedures of Party A.

13.8	The interconnected units must be equipped with the corresponding staff for the daily operation maintenance of the system equipments of the power plant or hydropower station, which is connected to the provincial electric power communication interconnection net, in order to ensure the twenty four (24) hours available field maintenance for any default to the interconnected electric power lines; in addition, such staff shall strictly obey the directions, communication net management and maintenance cooperation of Sanming Local Dispatching Agency.

13.9	In case of any overhaul without going through any examination and approval procedures, or the implementation that is not complied with the communication dispatching directions, and the requirements of the cooperation between the net management and maintenance, which are due to Party B’s Reason and cause mistaken operation, mistaken judgment and mistaken direction of the communication dispatching and operation maintenance, Party B shall be responsible for the corresponding liabilities for the aforesaid mistakes which lead to the delayed settlement and overtime block of the interconnected communication net.

13.10	Both Parties shall prepare a standby communication system to ensure the communication uninterrupted in case of any Emergencies occurred to the power grid or the Power Plant.

13.11	Party A shall carry out the arrangement for value for the interconnection between the provincial electric power communication net and the two communication transmission net lines of Party B, which are of different operation modes, different wideband and different signal contents, on the basis of the two different communication transmission routes owned by Party B, and connect the corresponding signals to the Provincial (Local) Dispatching.

13.12	Both Parties shall respectively appoint staff to take charge of the operation and maintenance of the dispatching communication system within their respective jurisdictions, and ensure the normal operation of the dispatching communication system.
CHAPTER XIV ACCIDENT MANAGEMENT AND INVESTIGATION
14.1	Sanming Local Dispatching Agency and the Power Plant shall, within their respective jurisdictions and in accordance with relevant regulations of the Dispatching Regulations and the Power Plant field operation regulations, handle the accidents in a correct and prompt manner and inform each other of the settlement situation immediately.

14.2	The accidents occurred to the equipments within the dispatching jurisdiction of Sanming Local Dispatching Agency shall be handled strictly in accordance with the directions of the on-duty dispatchers of Sanming Local Dispatching Agency (excluding the conditions that can be handled without dispatching directions as clearly specified in the field regulations).
14.3	Upon the occurrence of the equipment trip, derated output of the generator units or other abnormal condition or accident to any equipments within the dispatching jurisdiction, the Power Plant shall strictly abide by the provisions of the Dispatching Regulations to make clear the reasons of such abnormality or accidental trip, and report the actual conditions accurately, obey the directions of Sanming Local Dispatching Agency, and resolve the default of the equipments.
14.4	In case of any switch trip to generator units or lines in the Power Plant, the staff of the Power Plant shall report to Sanming Local Dispatching Agency by phone with the relevant conditions of the Power Plant in relation to the equipment default set forth below, including but not limited to:
(1)	The occurrence of the trip of the breaker;

(2)	The status of the breaker (close or open);

(3)	The duration for the trip;

(4)	Any information that may be helpful for judging the reasons for such breaker trip;

(5)	The times of the breaker trip for default;

(6)	The output recording of the default recorder.
The staff of Power Plant shall report the conditions provided in the aforesaid Items (1), (2) and (3) immediately, and the information concerning the Items (4), (5) and (6) could be reported upon the completion of the preparation work of the field as soon as possible. In case of any abnormality to the tele-transmission capability of the default recorder, the information of Item (6) shall be provided to Sanming Dispatching Agency within twenty four (24) hours.
14.5	Sanming Local Dispatching Agency shall, according to the Guides on Safety and Stability for Power System (DL 755-2001), the Dispatching Regulations and other relevant regulations, and considering the grid structure, the operation characteristics and the specific conditions of the Power Plant, formulate principles for accident management and specific counter-accident measures, and advance specified requirements on the requisite measures which shall be taken by the Power Plant.
14.5.1	In case of any Emergencies that threaten the security of the power grid, the on-duty dispatchers of Sanming Local Dispatching Agency could take necessary measures to ensure and restore the safe operation of the power grid, including the adjustment of the power generation output of the Power Plant, the releasing of the generator on-off direction, and the Disconnection of the Power Plant, etc.

14.5.2	In case that the Power Plant or any of the units has to be disconnected, Sanming Local Dispatching Agency shall, after the termination or remedy of the Emergencies, restore the connection and operation of the Power Plant or the unit.

14.5.3	Sanming Local Dispatching Agency shall explain to Party B the reasons for disconnecting the Power Plant or the units after the accident.
14.6	The generation curve of the Power Plan (reactive and active), the voltage value of the voltage examination point and the system frequency curve or the power value of the connection line shall be determined in accordance with the data collected by the dispatching automatization system of Sanming Local Dispatching Agency. In case of any different opinion to the data collected by the dispatching automatization system of Sanming Local Dispatching Agency, evidences shall be provided in time and relevant testing and confirmation shall be jointly carried out by both Parties.

14.7	The Party or both Parties suffering from accident(s) shall carry out accident investigation according to the Codes of Investigation for Electric Power Production Accidents. The conclusions of the investigation shall include: causes of accident, responsible party for the accident and the liabilities, and the counter-accident measures to prevent similar accidents. The responsible party for the accident shall assume the liabilities according to the investigation conclusion, and implement the counter-accident measures in time.
14.7.1	During the grid accident investigation and analysis carried out by Party A, Party B shall be invited to participate when it is involved. Party B shall provide support to the work of Party A and cooperation in the field investigation, and provide accident analysis materials such as the fault recording diagrams, the operation conditions during accident and relevant data, etc.

14.7.2	During the investigation and analysis for the accident occurred to the Power Plant carried out by Party B, Party A shall be invited to participate when it is involved. Party A shall provide support to the work of Party B and cooperation in the field investigation, and provide accident analysis materials such as fault recording diagram, the operating conditions during the accident and relevant data, etc.

14.7.3	As for the accidents to the grid and the Power Plant involving both Parties, if both Parties cannot reach agreement within a short period of time concerning the cause of such accident, a special investigation panel shall be set up according to relevant regulations of the State to carry out the investigations.

14.7.4	The investigation report of any Party shall be published, which shall cover the cause of the accident, settlement procedures of the accident, responsible party for the accident and the corresponding liabilities, the rectification scheme and accident precaution measures, etc.

14.7.5	The responsible party for the accident shall timely correct the default and implement the rectification scheme and accident precaution measures. In case the other Party is involved in such rectification scheme and accident precaution measures, the consent of the other Party shall be obtained.

CHAPTER XV FORCE MAJEURE
15.1	If the occurrence of any Force Majeure event completely or partially impedes one Party from fulfilling any obligation under this Agreement, such Party may be exempted from or postpone to perform its contractual obligations, provided that:
(1)	the scope and duration of the exempted or postponed performance shall not extend beyond the reasonable needs of eliminating the impact of Force Majeure.

(2)	the Party affected by Force Majeure shall continue to perform its other obligations hereunder which have not been affected by the Force Majeure.

(3)	in case the events of Force Majeure come to an end, the Party claiming Force Majeure shall resume the performance of this Agreement as soon as possible.
15.2	In the event that any Party is unable to perform this Agreement due to Force Majeure, such Party shall promptly inform the other Party, and shall send a written notice to the other Party within three (3) days thereafter. Such written notice shall indicate the date of the occurrence of Force Majeure, the anticipated duration, the nature of the events, the impact on its performance of this Agreement and the measures it has taken to mitigate the impact of such Force Majeure events.

Upon the other Party’s request, the Party affected by the Force Majeure shall furnish the other Party with an evidential document issued by the competent local notary public where the Force Majeure event occurs within thirty (30) days commencing from the date when the Force Majeure event occurs (in the event of communication interruption, from the restoration date of the communication).
15.3	The Parties affected by the Force Majeure shall take reasonable measures to mitigate the losses incurred by either or both Parties caused by Force Majeure. The Parties shall immediately consult with each other to formulate and implement a remedy plan and reasonable alternative measures to minimize or eliminate the impact of Force Majeure

In the event that the Party affected by the Force Majeure fails to use all endeavors to take reasonable measures to mitigate the impact of Force Majeure, that Party shall be responsible for the enlarged losses arising therefrom.

15.4	In the event that the Force Majeure has prevented a Party from performing its obligations under this Agreement for a continuous period of over sixty (60) days, the Parties hereto shall consult with each other to determine the conditions for continuing the performance of this Agreement or to terminate this Agreement. If the Parties hereto fail to reach agreement concerning the conditions for continuing the performance of this Agreement or the termination of this Agreement within ninety (90) days after the occurrence of Force Majeure, any Party shall be entitled to terminate this Agreement with a notice to the other Party, unless otherwise provided herein.
CHAPTER XVI LIABILITIES FOR BREACH OF AGREEMENT
16.1	Either Party’s violation of the provisions of this Agreement shall be deemed as a breach of agreement, and the other Party shall be entitled to require the breaching Party to assume the liabilities for breach of agreement.
16.2	Party A, in case of any of the following breach of contract, shall assume the liabilities for breach of contract to Party B in the manner provided in Clause 16.3 hereof:
(1)	Failure to perform the obligations provided in Chapter III, which has caused direct economic losses to Party B.

(2)	Violation of the Dispatching Regulations, which has caused direct economic losses to Party B.

(3)	Requirement released for the operation of the Power Plant (units) beyond its operation capacity, which has caused direct economic losses to Party B.

(4)	Default setting to or default controlling of the primary and secondary equipments of the power grid due to Party A’s Reason, which has caused direct economic losses to Party B.

(5)	Default to the relay protection and automatic safety devices, dispatching automatization system and dispatching communication system caused by Party A’s Reason, which has caused direct economic losses to Party B.
16.3	For each breach of agreement, Party A shall assume the liabilities for breach of agreement by the following methods:
(1)	Party A shall pay the electric power output of 5,000 kwh in a lump to Party B as compensation for its breach.

(2)	In case of any direct economic loss of Party B which cannot be fully compensated by electric power output paid in a lump provided in Item (1) hereof, the electric power output converted from the direct expenses and costs of Party B for repairing the equipments and restoring the normal operations shall be supplied by Party A (the conversion shall be conducted in accordance with the on-grid tariff).
16.4	Party B, in case of any of the following breaches of agreement, shall assume the liabilities for breach of agreement to Party A in the methods provided in 16.5:
(1)	Failure to perform the obligations provided in Chapter III, which has caused direct economic losses to Party A.

(2)	Abnormity or default to the primary and secondary equipments of the Power

Plant related to the grid operation due to Party B’s Reason, which has caused direct economic losses to Party A or any third party.

(3)	Violation of the relevant overhaul management regulations provided in the Dispatching Regulations;

(4)	Alteration to the maintenance duration due to Party B’s Reason, which has caused direct economic losses to Party A.

(5)	Failure to report to Sanming Local Dispatching Agency the actual conditions of the equipments of the Power Plant (such as generators, turbines, boilers and electric equipments) and relevant facilities accurately.

(6)	Violation of the relevant dispatching operation management regulations provided in the Dispatching Regulations, which threatens the safety and stable operation of the power grid.

(7)	Default or incorrect running of the relay protection and automatic safety devices caused by Party B’s Reason, which has resulted in accidents or enlargement of accidents, and has caused direct economic losses to Party A.

(8)	Default to the power dispatching automatization system of the Power Plant caused by Party B’s Reason, which has resulted in accidents or enlargement of accidents, and has caused direct economic losses to Party A.

(9)	Default to the dispatching communication system of the Power Plant caused by Party B’s Reason, which has resulted in accidents or enlargement of accidents, and has caused direct economic losses to Party A.

(10)	Violation of the reservoir dispatching provisions provided in Article 10.4 hereof.
16.5	In case of breach of agreement, Party B shall assume the liabilities in accordance with the following methods:
16.5.1	For each breach of agreement provided from Item (1) to Item (10) of Article 16.4,

Party B shall assume the liabilities for such breach by the following methods:
(1)	Party B shall pay the electric power output of 5,000 kwh in a lump to Party A as compensation for its breach.

(2)	In case of any direct economic loss of Party A which cannot be fully compensated by electric power output paid in a lump provided in Item (1) hereof, the electric power output converted from the direct expenses and costs of Party A for repairing the equipments and restoring the normal operations shall be supplied by Party B (the conversion shall be conducted in accordance with the on-grid tariff); in case of any economic loss to any third party, compensation shall be paid by Party B.
16.6	In case of any of the following serious breaches of agreement of Party B, Party A may take enforcement measures to the extent of disconnecting the Power Plant (units), and Party B has no right to claim for compensations from Party A for any loss caused by such Disconnection.
(1)	The Power Plant arbitrarily starts up for grid connection or shuts down for Disconnection without being approved by Sanming Local Dispatching Agency.

(2)	In case of Emergencies, the Power Plant violates the provisions of Article 7.1.1.

(3)	In case of Emergencies, the Power Plant fails to report to Sanming Local Dispatching Agency the actual conditions of the equipments of the Power Plant (such as generators, electric equipments and etc.) and relevant facilities accurately.
16.7	Unless otherwise provided in this Agreement, in case of any breach of agreement, the non-defaulting Party shall immediately notify the defaulting Party to stop the breach, and shall furnish a written notice as quickly as possible to the breaching Party, requiring it to correct the breach of agreement and assume the liabilities arising therefrom pursuant to the provisions of this Agreement.

16.8	The breaching Party shall immediately take measures to correct, and confirm its breach of agreement and assume the liabilities arising therefrom pursuant to the provisions of this Agreement.
(1)	The electric power output for the breach of agreement paid in a lump shall be paid, upon the confirmation of such breach, at the settlement for the monthly electric power output of the Power Plant.

(2)	The electric power output, corresponding to the balance between the electric power output for the breach of agreement paid in a lump and the direct economic losses, shall be paid, upon the confirmation of such losses, at the settlement for the monthly electric power output of the Power Plant.
16.9	In the event that either Party explicitly expresses or indicates by its own actions that it will not perform its obligations hereunder prior to the expiration of the performance duration specified herein, the other Party may require it to assume the liabilities for breach of agreement.
CHAPTER XVII EFFECTIVENESS AND VALID TERM
17.1	This Agreement shall come into effect upon being signed by the legal representatives or authorized representatives of both Parties and affixed with their official stamps. The valid term of this Agreement shall be two (2) years commencing from the effectiveness date.
17.2	Within two (2) months before the expiration of this Agreement, both Parties shall negotiate with each other about the renewal of this Agreement. In case of no objection, this Agreement shall be extended automatically with the valid term of one year each time.
CHAPTER XVIII MODIFICATION, ASSIGNMENT AND TERMINATION
OF THIS AGREEMENT
18.1	Any modification, amendment or supplement to this Agreement shall be conducted in written form, with the conditions of effectiveness same as those specified in Article 17.1 hereof.
18.2	Both Parties explicitly express that neither Party shall be entitled to assign all or part of its rights or obligations hereunder to any third party without the written consent of the other Party.
18.3	Within the valid term of this Agreement, both Parties agree to adjust or amend this Agreement accordingly in case of the occurrence of any of the following circumstances:
(1)	Alteration of relevant laws and regulations, rules and policies of the State;

(2)	Any content of this Agreement conflicting with any relevant compulsory rules, administrative measures and regulations issued by the national electric power regulatory authority;

(3)	Any alteration to the line connection form of the power grid or the line connection form of the Power Plant.
18.4 Termination of Agreement

In the event that any of the following events occurred to any Party, the other Party shall be entitled to terminate this Agreement sixty (60) days after serving a notice of termination:
(1)	Either Party goes bankrupt or is subject to liquidation, or the business license or power business permit of either Party or the Power Plant is revoked.

(2)	The Party is merged with the other Party or all or majority parts of its assets have been transferred to another entity, and the surviving enterprise cannot assume all its obligations under this Agreement.
CHAPTER XIX DISPUTE RESOLUTION
19.1	Any dispute arising out of the performance of this Agreement and in relation to this Agreement may be resolved by the Parties through consultations, or submitted to the power regulatory authority for mediation. If such dispute cannot be resolved through consultation or mediation, any Party may submit the said dispute to the people’s court for resolution through judicial proceedings.
CHAPTER XX APPLICABLE LAW
20.1	The formation, effectiveness, interpretation, performance and dispute resolution of this Agreement shall be governed by the laws of the People’s Republic of China.
CHAPTER XXI MISCELLANEOUS
21.1 Confidentiality

Both Parties warrant to maintain confidential all information and documents which are procured from the other Party and may not be procured from the public. Without the prior approval from the original provider of such information and documents, the other Party shall not disclose to any third party all or part of the information and documents, unless otherwise provided by the regulations of the State.
21.2	Appendices

Appendix I: Diagram for Main Connection Lines of Banzhu Hydropower Plant (including the diagrams for the on-grid points and the demarcation for the equipment maintenance)

Appendix II: Technical Parameters of Banzhu Hydropower Plant

The Appendices to this Agreement (including Special Provisions) shall constitute an integral part of this Agreement, and shall have the same legal effect as this Agreement. In case of any discrepancies between this Agreement and its appendices, according to the nature of discrepancy, the content most related to and dealing more deeply with the point of dispute shall prevail. In case that the discrepancy and contradiction still exist after applying the aforesaid principle, both Parties shall, on the principle of good faith, consult with each other to make the determination according to the purpose of this Agreement.
21.3	Entire Agreement

This Agreement (including Special Provisions) and the appendices hereto constitute the entire agreement between both Parties pertaining to the subject matter of this Agreement, and shall replace all prior discussions, negotiations, contracts and agreements conducted by both Parties in respect of this Agreement.

21.4 Notification and Service
Any notification or document pertaining to this Agreement shall be conducted in written form. A notification shall be deemed as having been served upon the confirmation with signature by the recipient when delivered by way of registered mail, express mail or in person, or upon confirmation as being received when sent via fax or email. All notifications and documents shall come into effect upon service and receipt. All notifications shall be delivered to the following addresses as provided in this Agreement or to a modified address when either Party has notified the other Party with a written notice.
Party A: Fujian Province Sanming Power Industry Bureau

Attention:	Wu Lu Wu
Telephone Number:	0598-8203319
Facsimile Number:	0598-8202248
Post Code:	365000
Mail address:	Power Dispatching Station, No.1032, Liedong Street, Sanming City, Fujian Province
Party B: Sanming Zhongyin Banzhu Hydroelectric Co., Ltd.

Attention:	Zhou Chang Liang
Telephone Number:	8350130
Mobile Phone Number:	13328593899
Post Code:	365000
Mail address:	Building 160, Qianlong New Village, Xinshi North Road, Sanming City

21.5	No Waiver

Any waiver of any of its rights under this Agreement of any Party, which is not conducted in a written statement, shall not be deemed as a waiver thereof. Either Party’s failure to exercise any of its rights under this Agreement shall not be deemed as a waiver of any of its aforesaid rights or a waiver of any of its aforesaid rights in the future.

21.6	Continuous Effectiveness

The provisions with respect to arbitration and confidentiality of this Agreement shall remain effective after the termination of this Agreement.

21.7	Text

This Agreement comprises thirty eight (38) pages, and is executed in four (4) counterparts. Each Party shall hold two (2) counterparts.

Party A (Stamp):	Party B:

Fujian Province Sanming Power Industry Bureau	Sanming Zhongyin Banzhu Hydroelectric Co., Ltd.

(Stamp)	(Stamp)

Legal Representative:	Legal Representative:

Signing Date: September 22, 2006	Signing Date: September 22, 2006

Signing Place: Sanming City

APPENDIX I: DIAGRAM FOR THE MAIN CONNECTION LINES OF BANZHU HYDROPOWER
PLANT (INCLUDING THE DIAGRAMS FOR THE ON-GRID POINTS AND THE DEMARCATION FOR THE EQUIPMENT MAINTENANCE)

Banlie Line
Chenda Line
Banchen Line
Banchen Line
Banlie Line
3452
3463
344
343
3460
345
346
341
342
3023
3013
3451
3461
1# main transformer 40000
2# main transformer 20000
302
301
Connection Point
Connection Point
Chenda Bian 35KV busbar
3022
3021
3012
3011
64 A1
64 B1
Liexi Bian 35KV Section I busabr
Liexi Bian 35KV Section II busbar
601
602
603
1# Unit 15000
2# Unit 15000
3# Unit 15000
Banzhu Hydropower Plant

Note:

1. All primary equipments listed out in the Diagram are within the control of Local Dispatching;

2. The property right of Banlie Line and Banchen Line belongs to Banzhu Power Station, and the power transmission department of Fujian Province Sanming Power Industry Bureau will be in charge of the maintenance;

3. 1# to 3# units are within the licensing output range of the

The Equipments under the Dispatching Control of the Local Dispatching shall include:
1	No.1 Generator unit, No.2 generator unit and No.3 generator unit;

2	The 6kv busbar and its equipments in sections I and II;

3	No.1 and No.2 main transformers, and the switch equipments located in the intervals of both sides of the aforesaid transformers;

4	The 35kv busbar and its equipments;

5	343 switch and lines of 35kv Banlie Line, 344 switch and lines of Banchen Line;

6	35kv Chenda Line, 35kv equipments of Chenda Substation;

7	The secondary equipments affiliated to the primary equipments, and the fixed value of Gaozhou switch off generator.
The Equipments under the Control of Banzhu Hydropower Station shall include the electric utilization system for the Power Plant.

APPENDIX II: TECHNICAL PARAMETERS FOR THE POWER PLANT
1.	Nameplate Parameters for the Generator Units of the Power Plant

		Rated Capacity	Active Power	Rated Power	Rated Speed
Unit No.	Type	(MVA)	(MW)	Factor	(r/min)
1	SFWG15-68/5700	16666	15	0.9	88.2
2	SFWG15-68/5700	16666	15	0.9	88.2
3	SFWG15-68/5700	16666	15	0.9	88.2
2.	Connection lines connecting the Power Plant to the power grid of Party A
(1)	Name of the line: Banlie Line, Banchen Line and Chenda Line (specifically, Sanming Power Industry Bureau owns the property right of Chenda Line).

(2)	Voltage level: 35kv.
3.	Main Technical Parameters
(1)	Normal Operation Output Range

The maximum output for the normal operation of No.1, No.2 and No.3 Generator Units of the Power Plant shall be 105% of the rated capacity, and the minimum output for the normal operation shall be 40% of the rated capacity.

(2)	Under the condition of the operation of small-sized grid, subject to the frequency modulation and voltage regulations according to dispatching directions, the minimum output of No.1, No.2 and No.3 Generator Units of the Power Plant is 50% of the rated capacity;

(3)	Power regulation rate of units during the normal operation

No.1, No.2 and No.3 Generator units are respectively 4 MW/min.

(4)	The shortest duration for the generator units from receiving a dispatching direction to reaching the rated output is fifteen (15) min.

(5)	The shortest shutdown duration from full load output to zero load after receiving a dispatching direction is seven (7) min.